EXHIBIT 99.1

           GTS MOVES TO COMPLETE TRANSITION IN BECOMING AN INTERACTIVE
                               MARKETING COMPANY.
                  GTS INTENDS TO SELL CORE PHONECARD BUSINESS.
        SUBSIDIARIES FILE VOLUNTARY PETITIONS UNDER CHAPTER 11 OF UNITED
                    STATES BANKRUPTCY CODE TO FACILITATE SALE


MARLTON, New Jersey, October 28, 1999 - - Global Telecommunication Solutions, Inc. (OTC BB: GTST, GTSTW) ("GTS" or the "Company") today announced that it intends to sell its legacy phonecard business to focus on developing its two recently formed subsidiaries, TalkToGo.com, Inc. and Imagine Telecom, Inc. To accomplish this, certain of the Company's subsidiaries have filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The subsidiaries elected to seek court protection to facilitate the possible sale of their assets.

Randy Cherkas, President of GTS, stated, "The Company's long history of losses in the prepaid phonecard business, coupled with an increasingly competitive environment, has forced us to conclude that our only viable alternative was to exit this business. Our intent is to sell the assets of our phonecard operation to a strategic buyer who will continue to run the business."

According to Lee Montellaro, the Company's Chief Financial Officer, "GTS will not realize any funds from the disposition of these subsidiaries since, at June 30, 1999, these subsidiaries had assets with a book value of approximately $9 million and approximately $22 million in liabilities, and all sale proceeds will be used to pay obligations. Additionally, while hurdles remain, we believe this plan should leave GTS substantially debt free and in a position to move forward."

Mr. Cherkas continued "With GTS now refocused, its continuing operations will utilize its promotional expertise to bring innovative permission marketing opportunities to prospective clients. Both TalkToGo.com and Imagine Telecom are focusing on areas of one-to-one marketing that should allow for higher operating margins and growth, utilizing not only telephony but also the Internet and wireless communications.

         Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Form 10-KSB for the year ended December 31, 1998, Form 10-QSB for the quarter ended June 30, 1999 and the Company's Prospectus dated July 9, 1997. Such risks may include, without limitation, delays or the inability of the company's subsidiaries to complete the plan of reorganization; the availability and terms of capital in light of recent losses, cash flow shortfalls and the Chapter 11 bankruptcy filings; adverse actions which may be taken by creditors and the outcome of various bankruptcy proceedings and the Company's ability to attract customers and strategic partners given its current financial position.